Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NanoVibronix, Inc. on Form S-3 (File Nos. 333-229106, 333-236000, 333-239965 and 333-251264) and Form S-8 (File Nos. 333-259274 and 333-205577) of our report dated March __, 2022, with respect to our audits of the consolidated financial statements of NanoVibronix, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 which report is included in this Annual Report on Form 10-K of NanoVibronix Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
April 14, 2022